Exhibit 3.2.19
ADMITTED PARTNERS OF
BRANDYWINE OPERATING PARTNERSHIP, L.P.
AS OF DECEMBER 31, 2020

Brandywine Holdings I, Inc.
Brandywine Realty Trust
R. Randle Scarborough
Steven L. Shapiro
Gloria Kantor
Hirschman Family Trust
Helen Geffner
Trust UTW of Theodore Geffner
D. Kent Dahlke
Kenneth L. Hatfield
Michael G. Tombari
James J. Gorman
Christopher J. Knauer
The Jon Q. Reynolds and Ann S. Reynolds Family Trust
The Revocable Trust Declaration of Thomas K. Terrill and Susan Jean Terrill
The Redford Family Survivor’s Trust
The Judith B. Brown 1992 Trust
The Peter M. Reynolds and Christina A. Reynolds Family Trust
C. Thomas Martz
Karen Leigh Brown
Tara Lynne Brown
Kristen Ann Stinnett-Brown
The Reynolds Family Partners

GENERAL PARTNER

Brandywine Realty Trust